As filed with the Securities and Exchange Commission on March 7, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FirstEnergy Corp.

(Exact name of registrant as specified in its charter)

Ohio	34-1843785
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

76 South Main Street Akron, Ohio 44308

(800) 736-3402

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ebony L. Yeboah-Amankwah, Esq.

Vice President, Corporate Secretary

and Chief Ethics Officer

FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308

(800) 736-3402

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

Kimberly J. Pustulka, Esq.

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

(216) 586-3939

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of registration fee(3)
Common Stock, $0.10 par value (1)	58,964,222	$32.21	$1,899,237,591	$236,456

(1)	Pursuant to Rule 416 under the Securities Act of 1933, the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Represents the maximum number of shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock.
(3)	Estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sales prices of common stock of $32.21 per share as of March 6, 2018 as reported on the New York Stock Exchange, pursuant to Rule 457(c) under the Securities Act.

PROSPECTUS

FirstEnergy Corp.

58,964,222 Shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock

This prospectus relates to resales of up to 58,964,222 shares of our common stock issuable upon conversion of the shares of Series A Convertible Preferred Stock issued by FirstEnergy Corp. to the selling shareholders identified in this prospectus on January 22, 2018.

We are not offering any shares of common stock for sale under this prospectus and will not receive any proceeds from the sales of shares by the selling shareholders under this prospectus.

The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

To the extent required, we will provide the specific terms of transactions in these shares in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest. See “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange under the symbol “FE.”

Investing in our common stock involves risks. Please read carefully the section titled “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This date of this prospectus is March 7, 2018

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein include forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management’s intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “forecast,” “target,” “will,” “intend,” “believe,” “project,” “estimate,” “plan” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, which may include the following:

•	the ability to experience growth in the Regulated Distribution and Regulated Transmission segments and the effectiveness of our strategy to transition to a fully regulated business profile;

•	the accomplishment of our regulatory and operational goals in connection with our transmission and distribution investment plans, including, but not limited to, our planned transition to forward-looking formula rates;

•	changes in assumptions regarding economic conditions within our territories, assessment of the reliability of our transmission system, or the availability of capital or other resources supporting identified transmission investment opportunities;

•	the ability to accomplish or realize anticipated benefits from strategic and financial goals, including, but not limited to, the ability to continue to reduce costs and to successfully execute our financial plans designed to improve our credit metrics and strengthen our balance sheet;

•	success of legislative and regulatory solutions for generation assets that recognize their environmental or energy security benefits;

•	the risks and uncertainties associated with the lack of viable alternative strategies regarding the Competitive Energy Services (“CES”) segment, thereby causing FirstEnergy Solutions Corp. (“FES”) to restructure its substantial debt and other financial obligations with its creditors or seek protection under United States bankruptcy laws (which filing would include FirstEnergy Nuclear Operating Company (“FENOC”)) and the losses, liabilities and claims arising from such bankruptcy proceeding, including any obligations at FirstEnergy Corp.;

•	the risks and uncertainties at the CES segment, including FES, its subsidiaries, and FENOC, related to wholesale energy and capacity markets and the viability and/or success of strategic business alternatives, such as pending and potential CES generating unit asset sales or the potential need to deactivate additional generating units, which could result in further substantial write-downs and impairments of assets;

•	the substantial uncertainty as to FES’ ability to continue as a going concern and substantial risk that it may be necessary for FES and FENOC to seek protection under United States bankruptcy laws;

•	the risks and uncertainties associated with litigation, arbitration, mediation and like proceedings, including, but not limited to, any such proceedings related to vendor commitments, such as long-term fuel and transportation agreements;

•	the uncertainties associated with the deactivation of older regulated and competitive units, including the impact on vendor commitments, such as long-term fuel and transportation agreements, and as it relates to the reliability of the transmission grid, the timing thereof;

•	the impact of other future changes to the operational status or availability of our generating units and any capacity performance charges associated with unit unavailability;

•	changing energy, capacity and commodity market prices including, but not limited to, coal, natural gas and oil prices, and their availability and impact on margins;

•	costs being higher than anticipated and the success of our policies to control costs and to mitigate low energy, capacity and market prices;

•	replacement power costs being higher than anticipated or not fully hedged;

•	our ability to improve electric commodity margins and the impact of, among other factors, the increased cost of fuel and fuel transportation on such margins;

•	the uncertainty of the timing and amounts of the capital expenditures that may arise in connection with any litigation, including New Source Review litigation, or potential regulatory initiatives or rulemakings (including that such initiatives or rulemakings could result in our decision to deactivate or idle certain generating units);

•	changes in customers’ demand for power, including, but not limited to, changes resulting from the implementation of state and federal energy efficiency and peak demand reduction mandates;

•	economic or weather conditions affecting future sales, margins and operations such as a polar vortex or other significant weather events, and all associated regulatory events or actions;

•	changes in national and regional economic conditions affecting us, our subsidiaries and/or our major industrial and commercial customers, and other counterparties with which we do business, including fuel suppliers;

•	the impact of labor disruptions by our unionized workforce;

•	the risks associated with cyber-attacks and other disruptions to our information technology system that may compromise our generation, transmission and/or distribution services and data security breaches of sensitive data, intellectual property and proprietary or personally identifiable information regarding our business, employees, shareholders, customers, suppliers, business partners and other individuals in our data centers and on our networks;

•	the impact of the regulatory process and resulting outcomes on the matters at the federal level and in the various states in which we do business including, but not limited to, matters related to rates;

•	the impact of the federal regulatory process on Federal Energy Regulatory Commission (“FERC”)-regulated entities and transactions, in particular FERC regulation of wholesale energy and capacity markets, including PJM Interconnection, L.L.C. (“PJM”) markets and FERC-jurisdictional wholesale transactions; FERC regulation of cost-of-service rates; and FERC’s compliance and enforcement activity, including compliance and enforcement activity related to North American Electric Reliability Corporation’s mandatory reliability standards;

•	the uncertainties of various cost recovery and cost allocation issues resulting from American Transmission Systems, Incorporated’s realignment into PJM;

•	the ability to comply with applicable state and federal reliability standards and energy efficiency and peak demand reduction mandates;

•

other legislative and regulatory changes, including the federal administration’s required review and potential revision of environmental requirements, including, but not limited to, the effects of the United States Environmental Protection Agency’s Clean Power Plan, Coal Combustion Residuals regulations, Cross-State Air Pollution Rule and Mercury and Air Toxics Standards programs, including our estimated costs of compliance, Clean Water Act (“CWA”) waste water effluent limitations for power plants, and CWA 316(b) water intake regulation;

•	adverse regulatory or legal decisions and outcomes with respect to our nuclear operations (including, but not limited to, the revocation or non-renewal of necessary licenses, approvals or operating permits by the Nuclear Regulatory Commission);

•	issues arising from the indications of cracking in the shield building at Davis-Besse;

•	changing market conditions that could affect the measurement of certain liabilities and the value of assets held in our Nuclear Decommissioning Trusts, pension trusts and other trust funds, and cause us and/or our subsidiaries to make additional contributions sooner, or in amounts that are larger than currently anticipated;

•	the impact of changes to significant accounting policies;

•	the impact of any changes in tax laws or regulations, including the Tax Cuts and Jobs Act or adverse tax audit results or rulings;

•	the ability to access the public securities and other capital and credit markets in accordance with our financial plans, the cost of such capital and overall condition of the capital and credit markets affecting us and our subsidiaries;

•	further actions that may be taken by credit rating agencies that could negatively affect us and/or our subsidiaries’ access to financing, increase the costs thereof, increase requirements to post additional collateral to support, or accelerate payments under outstanding commodity positions, letters of credit and other financial guarantees, and the impact of these events on the financial condition and liquidity of FirstEnergy Corp. and/or its subsidiaries, specifically FES and its subsidiaries;

•	issues concerning the stability of domestic and foreign financial institutions and counterparties with which we do business;

•	and the risks and other factors discussed from time to time in our SEC filings, and other similar factors.

Dividends declared from time to time on FirstEnergy Corp.‘s common stock, and thereby on FirstEnergy Corp.’s preferred stock, during any period may in the aggregate vary from prior periods due to circumstances considered by FirstEnergy Corp.‘s Board of Directors at the time of the actual declarations. A security rating is not a recommendation to buy or hold securities and is subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating.

These forward-looking statements are also qualified by, and should be read in conjunction with the other cautionary statements and risks that are included in our filings with the SEC, including but not limited to the most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. These risks, unless otherwise indicated, are presented on a consolidated basis for FirstEnergy; if and to the extent a deconsolidation occurs with respect to certain FirstEnergy companies, the risks described herein may materially change. The foregoing review of factors also should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. We expressly disclaim any current intention to update, except as required by law, any forward-looking statements contained herein or in the information incorporated by reference as a result of new information, future events or otherwise.

THE COMPANY

We are an Ohio corporation, and our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308. Our telephone number is (800) 736-3402 and our Internet website is www.firstenergycorp.com. Information contained on our website shall not be incorporated into, or be a part of, this prospectus.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” “the Company” or “FirstEnergy” mean FirstEnergy Corp. and all wholly-owned and majority-owned subsidiaries and consolidated joint ventures of FirstEnergy Corp.

RISK FACTORS

Investing in our securities involves risks. Before purchasing any securities offered, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including annual, quarterly and other reports filed with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm or otherwise impact our financial condition, results of operations or cash flows. See also “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See “Selling Shareholders.” All net proceeds from the sale of the shares of common stock will go to the selling shareholders. We will not receive any part of the proceeds from such sale of the shares.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Certain provisions of our Amended Articles of Incorporation, as amended, which we refer to as our Amended Articles of Incorporation, and Amended Code of Regulations, as amended, which we refer to as our Amended Code of Regulations, are summarized or referred to below. The summaries may not contain all of the information that may be important to you, do not relate to or give effect to the provisions of statutory or common law, and are qualified in their entirety by express reference to our Amended Articles of Incorporation and Amended Code of Regulations.

We are authorized by our Amended Articles of Incorporation to issue 700,000,000 shares of common stock, par value $0.10 per share. The common stock outstanding is, and the common stock offered pursuant to this prospectus will be, fully paid and non-assessable. We are also authorized by our Amended Articles of Incorporation to issue 5,000,000 shares of preferred stock, par value $100 per share, of which 1,616,000 shares have been designated Series A Convertible Preferred Stock.

Our Amended Articles of Incorporation give our board of directors authority to issue preferred stock from time to time in one or more classes or series and to fix the designations, powers, preferences, limitations and relative rights of any series of preferred stock that we choose to issue, including, without limitation, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting each such series. Such preferred stock could be issued with terms that could delay, defer or prevent a change of control of FirstEnergy. Prior to the issuance of a new series of preferred stock, we will amend our Amended Articles of Incorporation, designating the stock of that series and the terms of that series. We will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the amendment to our Amended Articles of Incorporation establishing the terms of the preferred stock with the SEC. On January 22, 2018, we issued shares of our Series A Convertible Preferred Stock and amended our Amended Articles of Incorporation to designate the terms of the Series A Convertible Preferred Stock.

Dividend Rights

Subject only to any prior rights and preferences of any shares of our preferred stock that are or may in the future be issued and outstanding, the holders of the common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. Our Series A Convertible Preferred Stock participates in declared dividends on the common stock on an as-converted basis based on the number of shares of common stock a holder of Series A Convertible Preferred Stock would receive if its shares of Series A Convertible Preferred Stock were converted on the dividend record date at the Conversion Price (as defined in our Amended Articles of Incorporation) in effect at that time. Such dividends will be paid at the same time that the dividends on common stock are paid.

There can be no assurance that funds will be legally available to pay dividends at any given time or that, if funds are available, the board of directors will declare a dividend. Future dividends will depend on our future earnings and the ability of our regulated subsidiaries to pay cash dividends to us, which are subject to certain regulatory limitations and also subject to charter and contractual limitations for some of those subsidiaries that may, in general, restrict the amount of retained earnings available for these dividends. These limitations, however, do not currently materially restrict payment of these dividends.

Liquidation Rights

In the event of our dissolution or liquidation, the holders of our common stock will be entitled to receive, pro rata, after the prior rights of the holders of any issued and outstanding shares of our preferred stock have been satisfied, all of our assets that remain available for distribution after payment in full of all of our liabilities. Shares of our Series A Convertible Preferred Stock will automatically convert into shares of common stock immediately prior to a bankruptcy or liquidation in accordance with the terms of the Amended Articles of Incorporation.

Voting Rights

The holders of our common stock are entitled to one vote on each matter submitted for their vote at any meeting of our shareholders for each share of common stock held as of the record date for the meeting. Under our Amended Articles of Incorporation, the voting rights of our preferred stock may differ from the voting rights of our common stock. The holders of our common stock are not entitled to cumulate their votes for the election of directors.

Approval of at least 80% of the voting power of our outstanding shares must be obtained in order to amend or repeal, or adopt any provision inconsistent with, the provisions of our Amended Articles of Incorporation dealing with, among other things:

•	the right of the board of directors to establish the terms of unissued shares or to authorize our acquisition of our outstanding shares;

•	the absence of cumulative voting and preemptive rights; or

•	the requirement that at least 80% of the voting power of our outstanding shares must approve the foregoing.

In addition, the approval of at least 80% of the voting power of our outstanding shares must be obtained to amend or repeal the provisions of our Amended Code of Regulations dealing with, among other things:

•	the time and place of shareholders’ meetings, the manner in which special meetings of shareholders are called or the way business is conducted at such meetings;

•	the number, election and terms of directors, the manner of filling vacancies on the board of directors, the removal of directors or the manner in which directors are nominated;

•	the indemnification of officers, directors, employees or agents; or

•	the requirement that at least 80% of the voting power of our outstanding shares must approve the foregoing.

Adoption of amendments to our Amended Articles of Incorporation (other than those requiring 80% approval as specified above), adoption of a plan of merger, consolidation or reorganization, authorization of a sale or other disposition of all or substantially all of our assets not made in the usual and regular course of its business or adoption of a resolution of dissolution, and any other matter that would otherwise require a two-thirds approving vote, require the approval of two-thirds of the voting power of our outstanding shares, unless our board of directors provides otherwise by resolution, in which case these matters will require the approval of a majority of the voting power of our outstanding shares and the approval of a majority of the voting power of any shares entitled to vote as a class.

The holders of our Series A Convertible Preferred Stock have limited class voting rights related to the creation of additional securities that are senior or pari passu with the Series A Convertible Preferred Stock, as well as certain reclassifications and amendments that would affect the rights of the holders of Series A Convertible Preferred Stock. The holders of Series A Convertible Preferred Stock also have the right to approve issuances of securities convertible or exchangeable for common stock, subject to certain exceptions for compensation arrangements and bona fide dividend reinvestment or share purchase plans.

Ohio Law Anti-takeover Provisions

Several provisions of the Ohio Revised Code, or ORC, may make it more difficult to acquire us by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions include Chapter 1704 (Business Combinations), Section 1701.831 (Control Share Acquisitions) and Section 1707.041 (Control Bids). The ORC’s Business Combination, Control Share Acquisition and

Control Bids provisions are set forth in summary below. This summary may not contain all the information that is important to you and is subject to, and is qualified in its entirety by reference to, all sections of the ORC.

Chapter 1704 of the ORC applies to a broad range of business combinations between an Ohio corporation and an interested shareholder. The Ohio law definition of “business combination” includes mergers, consolidations, combinations or majority share acquisitions. An “interested shareholder” is defined as a shareholder who, directly or indirectly, exercises or directs the exercise of 10% or more of the voting power of the corporation in the election of directors.

Chapter 1704 restricts corporations from engaging in business combinations with interested shareholders, unless the articles of incorporation provide otherwise, for a period of three years following the date on which the shareholder became an interested shareholder, unless the directors of the corporation have approved the business combination or the interested shareholder’s acquisition of shares of the corporation prior to the date the shareholder became an interested shareholder. After the initial three-year moratorium, Chapter 1704 prohibits such transactions absent approval by the directors of the interested shareholder’s acquisition of shares of the corporation prior to the date that the shareholder became an interested shareholder, approval by disinterested shareholders of the corporation or the transaction meeting certain statutorily defined fair price provisions.

Under Section 1701.831 of the ORC, unless the articles of incorporation, the regulations adopted by the shareholders, or the regulations adopted by the directors pursuant to division (A)(1) of Section 1701.10 of the ORC provide otherwise, any control share acquisition of a corporation can only be made with the prior approval of the corporation’s disinterested shareholders. A “control share acquisition” is defined as the acquisition, directly or indirectly, by any person of shares of a corporation that, when added to all other shares of that corporation in respect of which the person may exercise or direct the exercise of voting power, would enable that person, immediately after the acquisition, directly or indirectly, alone or with others, to exercise levels of voting power of the corporation in the election of directors in any of the following ranges: at least 20% but less than 33 1⁄3%; at least 33 1⁄3% but no more than 50%; or more than 50%.

We have not opted out of the application of either Chapter 1704 or Section 1701.831.

Section 1707.041 of the ORC regulates certain “control bids” for corporations in Ohio with certain concentrations of Ohio shareholders and permits the Ohio Division of Securities to suspend a control bid if certain information is not provided to offerees, the subject corporation and the Ohio Division of Securities. Control bids include the purchase of or offer to purchase any equity security of such a corporation from a resident of Ohio if, after the purchase of that security, the offeror would be directly or indirectly the beneficial owner of more than 10% of any class of issued and outstanding equity securities of the corporation. Information that must be provided in connection with a control bid includes a statement of any plans or proposals that the offeror, upon gaining control, may have to liquidate the subject corporation, sell its assets, effect a merger or consolidation of the corporation, establish, terminate, convert, or amend employee benefit plans, close any plant or facility of the subject corporation or of any of its subsidiaries or affiliates, change or reduce its work force or the work force of any of its subsidiaries or affiliates, or make any other major change in the corporation’s business, corporate structure, management personnel or policies of employment.

Anti-takeover Effects

Some of the supermajority provisions of our Amended Articles of Incorporation and Amended Code of Regulations and the rights or the provisions of Ohio law described above, individually or collectively, may discourage, deter, delay or impede a tender offer or other attempt to acquire control of FirstEnergy even if the transaction would result in the shareholders receiving a premium for their shares over current market prices or if the shareholders otherwise believe the transaction would be in their best interests.

In addition, our Amended Code of Regulations contains certain advance notice provisions for which shareholders must comply in order to bring business before an annual meeting of shareholders or nominate candidates for our board of directors.

Shareholders must provide us advance notice of the introduction by them of business at annual meetings of our shareholders. For a shareholder to properly bring a proposal before an annual meeting, the shareholder must follow the advance notice procedures described in our Amended Code of Regulations. In general, the shareholder must deliver a written notice to our Corporate Secretary describing the proposal and the shareholder’s interest in the proposal not less than 30 nor more than 60 calendar days prior to the annual meeting. However, in the event public announcement of the date of the annual meeting is not made at least 70 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

Shareholders can nominate candidates for our board of directors. However, a shareholder must follow the advance notice procedures described in Regulation 14(c) of our Amended Code of Regulations. In general, a shareholder must submit a written notice of the nomination that includes the information required by our Amended Code of Regulations to our Corporate Secretary not less than 30 nor more than 60 calendar days prior to the annual meeting of shareholders. However, in the event public announcement of the date of the annual meeting is not made at least 70 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

Limitation on Directors’ Liability

Under Section 1701.59(D) of the ORC, unless the articles or the regulations of a corporation state by specific reference that this provision of Ohio law does not apply, a director is liable for monetary damages for any action or omission as a director only if it is proven by clear and convincing evidence that this act or omission was undertaken either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. This provision, however, does not affect the liability of directors under Section 1701.95 of the ORC, which relates to:

•	the payment of dividends or distributions, the making of distributions of assets to shareholders or the purchase or redemption of the corporation’s shares, contrary to the law or the corporation’s articles;

•	the distribution of assets to shareholders during the winding up of our affairs by dissolution or otherwise, if creditors are not adequately provided for; and

•	the making of certain loans to officers, directors or shareholders, other than in the usual course of business, without approval by a majority of the disinterested directors of the corporation who determined that the loan could reasonably be expected to benefit the corporation.

Section 1701.59(D) applies to our board of directors because our Amended Articles of Incorporation and Amended Code of Regulations do not specifically exclude its applicability. This may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter shareholders or management from bringing a lawsuit against directors based on their actions or omissions, even though such a lawsuit, if successful, might otherwise have benefited us and our shareholders.

Preemptive or Conversion Rights

Holders of our common stock have no preemptive or conversion rights and are not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock.

Each share of our Series A Convertible Preferred Stock will be convertible into a number of shares of common stock equal to a $1,000 liquidation preference, divided by the Conversion Price then in effect. As of March 6, 2018, the Conversion Price in effect was $27.42 per share. The Conversion Price is subject to anti-dilution adjustments and adjustments for subdivisions and combinations of the common stock, as well as dividends on the common stock paid in common stock and for certain equity issuances below the Conversion Price then in effect. The Series A Convertible Preferred Stock will generally be convertible at the option of holders beginning on July 22, 2018. The holders of Series A Convertible Preferred Stock may also elect to convert their shares if the Company undergoes a Fundamental Change (as defined in our Amended Articles of Incorporation). Furthermore, the Series A Convertible Preferred Stock will automatically convert to common stock upon certain events of bankruptcy or liquidation of the Company. The Company may elect to convert the Series A Convertible Preferred Stock if, at any time, fewer than 323,200 shares of Series A Convertible Preferred Stock are outstanding.

In general, any shares of Series A Convertible Preferred Stock outstanding on July 22, 2019 will be automatically converted. However, no shares of Series A Convertible Preferred Stock will be converted (by the holder thereof or otherwise) prior to January 22, 2020 if such conversion will cause a converting holder to be deemed to beneficially own (for purposes of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)), together with its affiliates whose holdings would be aggregated with such holder for purposes of Section 13(d) under the Exchange Act, more than 4.9% of the then-outstanding common stock. Furthermore, in no event shall the Company issue more than 58,964,222 shares of common stock (the “Share Cap”) in the aggregate upon conversion of the Series A Convertible Preferred Stock. From and after the time at which the aggregate number of shares of common stock issued upon conversion of the Series A Convertible Preferred Stock equals the Share Cap, each holder electing to convert shares of Series A Convertible Preferred Stock will be entitled to receive a cash payment equal to the market value of the common stock such holder does not receive upon conversion.

Listing

Shares of our common stock are traded on the New York Stock Exchange under the symbol “FE.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, LLC, P.O. Box 2016, New York, New York, 10272-2016.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING

TO NON-U.S. HOLDERS

The following is a general discussion of the U.S. federal income tax considerations related to the acquisition, ownership, and disposition of our common shares by a non-U.S. holder, as defined below. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service, or the IRS, all as in effect on the date of this prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect, which may result in tax consequences different from those discussed below. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax considerations discussed herein, and there can be no assurance that the IRS will not take a position contrary to those discussed below or that any position taken by the IRS will not be sustained.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances. In addition, this discussion does not address (i) U.S. federal non-income tax laws, such as the gift or estate tax laws, (ii) state, local or non-U.S. tax considerations, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, regulated investment companies, real estate investment trusts, broker-dealers, grantor trusts, personal holding companies, taxpayers who have elected mark-to-market accounting, tax-exempt entities, pension plans, entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities or an investor in such entities or arrangements, or U.S. expatriates or former long-term residents of the United States, (iv) the special tax rules that may apply to an investor that acquires, holds, or disposes of our common shares as part of a straddle, hedge, constructive sale, conversion or other integrated transaction, or (v) the effect, if any, of the alternative minimum tax or Medicare contribution tax imposed on net investment income. This discussion assumes that a non-U.S. holder will hold the common shares relating to this prospectus as a capital asset within the meaning of Section 1221 of the Code.

As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common shares that is neither a “United States person” (within the meaning of the Code) nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

The tax treatment of an entity or arrangement treated as a partnership for U.S. federal income tax purposes and each partner thereof will generally depend upon the status and activities of the partnership and such partner. An investor that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to the partnership’s acquisition, ownership and disposition of our common shares.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSIDERATIONS RELATED TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AND ANY APPLICABLE TAX TREATY.

Distributions on Common Shares

If we pay cash or distribute property to non-U.S. holders of our common shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in our common shares. Any remaining excess will be treated as gain from the sale or exchange of the common shares and will be treated as described under “—Gain on Sale, Exchange or Other Taxable Disposition of Common Shares” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of a reduced withholding rate under an applicable income tax treaty generally will be required to submit a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form), as applicable, and certify under penalties of perjury that such non-U.S. holder is not a United States person and is eligible for the benefits of the applicable tax treaty. These forms may need to be periodically updated. If a non-U.S. holder holds our common shares through a financial institution or other intermediary, such non-U.S. holder generally will be required to provide the appropriate documentation to the financial institution or other intermediary.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), generally are exempt from U.S. federal withholding tax. In order to obtain this exemption, a non-U.S. holder must provide a properly completed IRS Form W-8ECI (or appropriate successor form) certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are subject to U.S. federal income tax on a net-income basis at the regular graduated U.S. federal income tax rates generally applicable to a United States person. Dividends received by a corporate non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) may be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Exchange or Other Taxable Disposition of Common Shares

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act and Treasury Regulations promulgated thereunder, commonly referred to as “FATCA,” any gain recognized by a non-U.S. holder on a sale, exchange or other taxable disposition of our common shares generally will not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States),

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

•	we are or have been at any time during the shorter of the five-year period ending on the date of disposition and the period that the non-U.S. holder held the common shares a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes, the non-U.S. holder is not eligible for an exemption under an applicable income tax treaty and either (i) our common shares cease to be regularly traded on an established securities market or (ii) such non-U.S. holder held more than 5% of our common shares at any time during the relevant period (as described below).

Gain that is described in the first bullet point above generally will be subject to U.S. federal income tax at the regular graduated U.S. federal income tax rates generally applicable to a United States person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty).

A non-U.S. holder described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale, exchange or other taxable disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder.

With respect to the third bullet point above, a U.S. corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Although the matter is not free from doubt, we believe that we are not currently a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other assets and because the definition of U.S. real property interests is not entirely clear, there can be no assurance that we are not a USRPHC now or will not become one in the future. If we are or have been a USRPHC, a non-U.S. holder may be taxed on gain recognized on the sale, exchange or other taxable disposition of our common shares in the same manner as if such non-U.S. holder were a United States person (subject to an applicable income tax treaty providing otherwise) and/or a 15% withholding tax may apply to the gross proceeds from the sale, exchange or other taxable disposition of our common shares. However, so long as our common shares continue to be “regularly traded on an established securities market,” as defined by applicable Treasury Regulations, a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to such gain as a result of us being or having been a USRPHC if such non-U.S. holder held, directly or constructively (by application of certain attribution rules), at all times during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period for the common shares, 5% or less of our common shares.

Non-U.S. holders are urged to consult their own tax advisors regarding the potential applicability of these rules as well as any income tax treaty in their particular circumstances.

Information Reporting and Backup Withholding

The amount of dividends paid to a non-U.S. holder on our common shares and the tax, if any, withheld with respect to those dividends generally must be reported annually to the IRS and to such non-U.S. holder of our common shares. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our common shares to or through the U.S. office (and in certain cases, the foreign office) of a broker, unless the non-U.S. holder establishes that it is not a United States person.

Under some circumstances, Treasury Regulations require backup withholding currently at a rate of 24%, on reportable payments with respect to our common shares. A non-U.S. holder generally may eliminate the requirement for U.S. federal backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form) or by otherwise establishing an exemption. Notwithstanding the foregoing, U.S. federal backup withholding may apply if the payor has actual knowledge, or reason to know, that the non-U.S. holder is a United States person. Backup withholding is not an additional tax. Rather, the amount of any U.S. federal backup withholding generally will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such non-U.S. holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

FATCA Withholding

FATCA will impose a U.S. federal withholding tax of 30% on certain types of payments, including U.S.-source dividends and gross proceeds from the sale or other disposition of securities that can produce U.S.-source dividends made to (i) “foreign financial institutions,” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, or are otherwise eligible for an exemption, and (ii) certain non-financial foreign entities, unless they certify certain information regarding their direct and indirect U.S. owners, or are otherwise eligible for an exemption. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. The withholding obligations described above generally will apply to payments of U.S.-source dividends made with respect to our common shares, and to payments of gross proceeds from a sale or other disposition of our common shares occurring on or after January 1, 2019. Non-U.S. holders are urged to consult their own tax advisors regarding FATCA and the application of these requirements to your investment in our common shares.

We will not pay any additional amounts to non-U.S. holders with respect to any amounts withheld, including pursuant to FATCA.

SELLING SHAREHOLDERS

We issued 1,616,000 shares of our Series A Convertible Preferred Stock to Elliott Associates, L.P., Permian Investments S.à.r.l., BRC Special Situations III LLC (“Bluescape”), GIC Private Limited and Cove Key Master Fund LP, which we refer to, collectively, as the selling shareholders, under the stock purchase agreement, dated January 22, 2018, by and between FirstEnergy Corp. and the selling shareholders and certain of their affiliates. As of March 6, 2018, there were 1,616,000 shares of Series A Convertible Preferred Stock beneficially owned by the selling shareholders. Up to 58,964,222 shares of common stock are issuable upon conversion of the Series A Convertible Preferred Stock issued pursuant to the stock purchase agreement.

The following table sets forth, to our knowledge, certain information about the selling shareholders as of March 6, 2018. The shares covered by this prospectus may be offered from time to time by the selling shareholders named below. Pursuant to Rule 416 under the Securities Act, this prospectus also covers any additional shares of common stock that may become issuable in connection with shares of common stock sold by reason of a stock dividend, stock split or other similar transaction effected without us receiving any cash or other value, which results in an increase in the number of our shares of common stock outstanding.

Subject to limited exceptions, we will bear all costs, expenses and fees in connection with the registration of our shares of common stock to be sold by the selling shareholders. The selling shareholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

Except as otherwise indicated, ownership is determined in accordance with the rules of the SEC relating to beneficial ownership, and includes voting or investment power with respect to shares. As of March 2, 2018, there were 475,806,150 shares of common stock outstanding. Although holders of Series A Convertible Preferred Stock do not have the right to convert such shares prior to July 22, 2018, subject to applicable restrictions, shares of common stock issuable to each holder upon the conversion of Series A Convertible Preferred Stock, assuming conversion of such shares at the conversion rate that was in effect on March 6, 2018, are deemed outstanding for the purpose of computing the amount of shares offered by each such holder, as well as the percentage of outstanding shares offered by each such holder, but are not deemed outstanding for the purpose of computing the percentage of outstanding shares offered by any other person as set forth in the table below. Also, as described above under “Description of Common Stock and Preferred Stock—Preemptive or Conversion Rights,” no conversion will occur if it would cause a holder, together with its affiliates, to beneficially own more than 4.9% of the then-outstanding common stock, prior to January 22, 2020. Unless otherwise indicated below, to our knowledge, the selling shareholders named in the table below have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares of common stock in this table does not constitute an admission of beneficial ownership for any party named below.

	Common Shares Beneficially Owned Prior to this Offering		Common Shares Being Offered (1)(2)(3)		Common Shares To Be Beneficially Owned After this Offering (4)
Name of Selling Shareholder	Number	Percentage	Number	Percentage of Outstanding	Number	Percentage
Elliott Funds (5)	0	*	33,041,575	6.49%	0	*
BRC Special Situations III LLC (6)	0	*	7,293,946	1.51%	0	*
GIC Private Limited (7)	1,021,642	*	18,234,866	3.69%	1,021,642	*
Cove Key Master Fund LP (8)	0	*	364,697	*	0	*

*	Less than one percent.
(1)	Assumes complete conversion by each of the selling shareholders of shares of Series A Convertible Preferred Stock, without regard to any limitations on conversion, at the conversion rate in effect on March 6, 2018.
(2)	Pursuant to the stock purchase agreement, on or before April 26, 2018, a reallocation among the selling shareholders of shares of Series A Convertible Preferred Stock issued to the selling shareholders may occur. In the event such contingent reallocation occurs, no additional shares will be issued and the Company will not receive any incremental consideration.
(3)	The amount of shares of common stock actually issued to each selling shareholder upon conversion of Series A Convertible Preferred Stock and offered under this prospectus will depend on, among other things, the conversion rate in effect at the time of such conversion and may exceed the amounts shown for some or all of the selling shareholders. However, in no event will the aggregate amount of such common shares exceed 58,964,222, which is the maximum amount offered by this prospectus.
(4)

We do not know when or in what amounts the selling shareholders may offer shares of common stock for sale. The selling shareholders might not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer any amount of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling shareholders after completion of this offering. We do not know when or on what amounts any selling shareholder may acquire or dispose of shares of common stock that are not covered by this prospectus. However, for purposes of this table, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by the selling shareholders and that the ownership by any selling shareholder of shares of common stock not covered by this prospectus will not change.
(5)	“Elliott Funds” means collectively Elliott Associates, L.P., which will own 10,573,304 shares of common stock following the conversion at the conversion rate in effect on March 6, 2018 of its Series A Convertible Preferred Stock, and Permian Investments S.à.r.l., which will own 22,468,271 shares of common stock following the conversion at the conversion rate in effect on March 6, 2018 of its Series A Convertible Preferred Stock. We have been advised by the selling shareholders that Elliott Advisor GP LLC, Elliott Capital Advisors, L.P. and Elliott Special GP, LLC, are the general partners of Elliott Associates, L.P. Each has the power to vote and dispose of shares owned by Elliott Associates, L.P. and are each regulated by the Securities and Exchange Commission as an investment advisor. Elliott International, L.P. (“Elliott LP”) owns all of the shares of Permian Investments S.à.r.l.. Elliott International Capital Advisors Inc. (“Elliott IM”) is the investment manager of Elliott LP and is regulated by the Securities and Exchange Commission as an investment advisor. Elliott IM has voting and investment power with respect to shares held by Permian Investments S.à.r.l. and may be deemed to be the beneficial owner thereof. The sole limited partner of Elliott LP is Elliott International Limited. There is no single beneficial limited partner of Elliott Associates, L.P. holding limited partnership interests equal to 10% or more of its total capital. The registered address of Elliott Associates, L.P. is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington DE 19801, United States. The registered address of Elliott International, L.P. is c/o Maples & Calder, PO Box 309, Ugland House, South Church Street, George Town, Cayman Islands. The registered address of Permian Investments S.à.r.l. is c/o Elliott Management Corporation, 40 West 57th Street, 4th Floor, New York, NY 10019.
(6)	We have been advised by the selling shareholder that BRC Special Situations III LLC is a wholly owned subsidiary of Bluescape Resources Company LLC. Bluescape Resources Company LLC is managed by C. John Wilder. Bluescape Resources Company LLC and C. John Wilder share voting and investment power over shares held by BRC Special Situations III LLC. The address of BRC Special Situations III LLC is STE 1900, 200 Crescent Court, Dallas, TX 75201.
(7)	GIC Private Limited is wholly owned by the Government of Singapore and was established with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address of GIC Private Limited is168 Robinson Road, #37-01 Capital Tower, Singapore 068912.
(8)	We have been advised by the selling shareholder that Cove Key Management LP, a limited partnership and an investment adviser registered with the Securities and Exchange

Commission, is the manager of Cove Key Master Fund LP. Cove Key Management GP LLC is the general partner of Cove Key Management LP. Jeff Coviello and John Kiani are the managing members of Cove Key Management GP LLC and share voting and investment power over shares held by Cove Key Master Fund LP. The address of Cove Key Master Fund LP is 5847 San Felipe, Suite 1560, Houston, TX 77057.

The selling shareholders have not held any position or office with us or any of our subsidiaries within the past three years.

Pursuant to the stock purchase agreement, we formed an advisory restructuring working group (the “RWG”) comprised of three of our designees (the “Company Members”) and two members proposed by Elliott Associates, L.P. or an affiliate thereof as identified in the stock purchase agreement (the “Outside RWG Members”), who are not employed by Elliott Associates, L.P. or any of its affiliates. The initial Outside RWG Members are industry professionals C. John Wilder, Executive Chairman of Bluescape Energy Partners, LLC (an affiliate of Bluescape), and Anthony (Tony) Horton, Chief Financial Officer and Executive Vice President of Energy Future Holdings Corp.

The RWG meets and provides advisory services (including recommendations, suggestions and advice) to the management of the Company regarding the restructuring of FES and FENOC and the Company’s participation in such restructuring. The RWG is advisory only and does not have authority to make decisions for the Company or FES. The Outside RWG Members are also subject to certain confidentiality and standstill restrictions, and are entitled to certain indemnification and expense reimbursement rights.

Mr. Wilder does not receive separate compensation for service on the RWG. In consideration of Bluescape’s willingness to make Mr. Wilder available to serve as an Outside RWG member, the Company and Bluescape have agreed to make certain payments to each other based on the performance of the Company’s common stock. The agreement provides for a maximum payment to Bluescape of up to $29 million but in certain circumstances involving significant outperformance of the common stock, may result instead in a payment from Bluescape to the Company. The maximum will be payable only if the volume weighted average price of the common stock is $27.34 or less during a five day measurement period ending on the earlier to occur of (i) July 22, 2020, (ii) six months following the emergence of FES from a restructuring, and (iii) the date on which the Company undergoes certain fundamental changes such as sales of all or substantially all of its assets or acquisitions of a majority of its stock. The potential payment to Bluescape decreases ratably as the volume weighted average price of the common stock during this measurement period goes above $27.34 and results in a payment by Bluescape to the

Company if the volume weighted average price of the common stock during this measurement period reaches a level greater than approximately $40.66. Though the potential payment to Bluescape is capped, there is no limit to the size of this potential payment from Bluescape to the Company. Additionally, Mr. Wilder has agreed to retain investments in common stock and common stock equivalents, through the end of the measurement period, such that Mr. Wilder and his estate planning vehicle have an aggregate net economic long interest in the Company’s common stock above thresholds tied to two-thirds of Bluescape’s original investment. If, prior to earliest to occur of (i) the date that FES emerges from a restructuring, (ii) January 22, 2020 or (iii) the date on which the Company undergoes a fundamental change (the “End Date”), Mr. Wilder terminates his service on the RWG, or if he is removed from the RWG for certain breaches of his consulting agreement, Bluescape will forfeit any right to receive any payment from the Company in connection with this arrangement. Conversely, if, prior to the End Date, Mr. Wilder’s service on the RWG is terminated for a reason other than for certain breaches of his consulting agreement, the Company will forfeit any right to receive any payment from Bluescape in connection with this arrangement. In connection with his service on the RWG, Mr. Wilder is required to enter into arrangements satisfactory to the Company to address potential conflicts of interest he may otherwise have had as a result of his or his affiliates’ other investments in the Company’s subsidiaries as of the commencement of his service on the RWG.

The Company and Elliott Associates, L.P., as well as certain affiliates thereof, upon mutual written agreement, have the right to remove any of the Outside RWG Members. In the event that either of the Outside RWG Members is removed, resigns or is unable to serve on the RWG for any reason, Elliott Associates, L.P., as well as certain affiliates thereof, have the ability to propose a replacement, subject to the approval of the Company at the time of proposal. The Company will have the right to remove any of the Company Members in its sole discretion and, upon such removal, or in the event that any of the Company Members resigns or is unable to serve on the RWG for any reason, the Company shall have the exclusive right to appoint a replacement. It is not expected that any amounts payable to Mr. Horton or any subsequent Outside RWG Members will be material to the Company.

Under the stock purchase agreement, the “Standstill Period” commenced on January 22, 2018 and ends on the later of (i) the one-year anniversary of the date on which certain affiliates of Elliott Management Corporation (collectively, “Elliott”) cease to be a Restricted Investor and (ii) June 30, 2020. So long as Elliott, together with its affiliates, Beneficially Owns (as defined in the stock purchase agreement) at least 3.00% of the Company’s common stock, in the aggregate, Elliott constitutes a “Restricted Investor” under the stock purchase agreement. Restricted Investors are prohibited from taking the following actions, among other customary restrictions, without the prior consent of the Company:

•	acquiring additional securities or other indebtedness of the Company or its subsidiaries, provided that a Restricted Investor will be permitted to (i) purchase shares of our common stock so long as such purchase would not cause such Restricted Investor, together with its affiliates, to Beneficially Own greater than 9.9% of our outstanding common stock and (ii) purchase indebtedness of the Company and its subsidiaries except for FES, Allegheny Energy Supply Company, LLC, and their respective subsidiaries;

•	propose a change in, obtain representation on or criticize, the management or boards of directors of the Company or its subsidiaries, subject to certain exceptions;

•	make statements or proposals with respect to a merger, restructuring, sale of assets, dividend, share repurchase or liquidation, or any similar transaction, or that require the Company or its subsidiaries to make a public action or statement regarding the possibility of any of the foregoing;

•	take any action to oppose any plan of reorganization, plan of liquidation, debtor-in-possession financing arrangements or cash collateral arrangements contemplated by the Company or its subsidiaries, or make any public statement related thereto or communicate with FES or its advisors or creditors; or

•	take a net economic short interest in the common stock or debt securities of the Company.

PLAN OF DISTRIBUTION

We are registering 58,964,222 shares of our common stock to permit the resale of such shares by the selling shareholders from time to time after the date of this prospectus. The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling shareholders or the selling shareholders’ pledgees, donees, transferees or other successors-in-interest who have received, after the date of this prospectus and from the selling shareholders, shares as a gift, pledge, partnership distribution or other non-sale related transfer. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in privately negotiated transactions. The selling shareholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resales by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	a transaction on any exchange or in the over-the-counter market;

•	in privately negotiated transactions;

•	in options transactions, including through the writing or settlement of put or call options or other hedging transactions (whether those options are listed on an options exchange or otherwise) relating to the shares offered by this prospectus, or the short sales of the offered shares; or

•	any other method permitted pursuant to applicable law.

In addition, any shares of common stock that qualify for sale pursuant to Rule 144 may be sold under Rule 144, or Section 4(a)(1) under the Securities Act, if available, rather than pursuant to this prospectus, provided that the selling shareholders meet the criteria and conform to the requirements of those provisions.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares offered by this prospectus or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. Subject to certain limitations on shorting, the selling shareholders may also sell the shares short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or their agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

In offering the shares of common stock covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the shares of common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

Jones Day will pass upon the validity of the shares of common stock being offered by this prospectus.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s wholly owned subsidiary, FES, facing challenging market conditions impacting FES’ liquidity as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. These reports and other information can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. This material is also available from the SEC’s website at http://www.sec.gov or from our website at http://www.firstenergycorp.com/ir. Information available on our website, other than the reports we file pursuant to the Exchange Act that are incorporated by reference in this prospectus, does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or a free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K). These documents contain important information about us and our finances.

We incorporate by reference in this prospectus the following documents or information filed or to be filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2017; and

•	our Current Reports on Form 8-K filed January 22, 2018, January 25, 2018 and February 20, 2018.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our audit and compensation committee reports and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request at no cost to the requester, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. Requests for these reports or documents must be made to:

FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308-1890

Attention: Shareholder Services

(800) 631-8945

Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which also is incorporated herein by reference, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

You should not assume that the information contained in this prospectus and the documents incorporated into this prospectus by reference is correct on any date after their respective dates, even though this prospectus is delivered, or securities are sold, on a later date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which are payable by us. All of the items below, except for the registration fee, are estimates.

Securities and Exchange Commission registration fee*		$236,456
Accountants’ fees and expenses		*
Legal fees and expenses		*
Miscellaneous		*

Total	$	*

*	Fees and expenses (other than the SEC registration fee to be paid upon the filing of this registration statement) will depend on the number and nature of any offerings of securities made pursuant to this registration statement, and cannot be estimated at this time. An estimate of the aggregate expenses in connection with the distribution of securities being offered will be included in any applicable prospectus supplement.

Item 15.	Indemnification of Directors and Officers.

Ohio Revised Code. Section 1701.13(E) of the Ohio Revised Code, or ORC, provides that an Ohio corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, if the person had no reasonable cause to believe the person’s conduct was unlawful. In addition, no indemnification shall be made in respect of a claim against such person by or in the right of the corporation, if the person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation except to the extent provided in the court order. Indemnification may be made if ordered by a court or authorized in each specific case by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by written opinion of independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified during the five years preceding the date of determination. Alternatively, such determination may be made by the corporation’s shareholders.

Section 1701.13(E) of the ORC provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation. Further, a right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations of a corporation may not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

Amended Code of Regulations. Regulation 31 of the registrant’s amended code of regulations provides as follows:

“The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board of Directors or an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

Regulation 32 of the registrant’s amended code of regulations provides as follows:

“The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in Regulation 31 against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.”

Directors and Officers Liability Insurance. The registrant maintains and pays the premium on contracts insuring it (with certain exclusions) against any liability to directors and officers it may incur under the above indemnity provisions and insuring each of its directors and officers (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to it.

Indemnification Agreements. The registrant has entered into indemnification agreements with its directors and officers, the forms of which are incorporated by reference to Exhibits 10.1 and 10.2 of the registrant’s Form 10-Q for the quarter ended March 31, 2009, and Exhibit 10.1 of the registrant’s Form 8-K filed July 23, 2012. Each indemnification agreement provides, among other things, that the registrant will, subject to the agreement terms, indemnify a director or officer, as applicable, if, by reason of the individual’s status as a director or officer, the person incurs losses, liabilities, judgments, fines, penalties, or amounts paid in settlement in connection with any threatened, pending, or completed proceeding, whether of a civil, criminal, administrative, or investigative nature. In addition, each indemnification agreement provides for the advancement of expenses incurred by a director or officer, as applicable, subject to certain exceptions, in connection with proceedings covered by the indemnification agreement. As a director and officer of the registrant, Charles E. Jones has an agreement that addresses indemnity in both roles.

Item 16. Exhibits.

The following documents are exhibits to the registration statement:

Exhibit Number	Description

4.1*	Amended Articles of Incorporation of FirstEnergy Corp., as amended (incorporated by reference to FirstEnergy’s Form 10-K filed February 20, 2018, Exhibit 3.1, File No. 333-21011)

4.2*	FirstEnergy Corp. Amended Code of Regulations, as amended (incorporated by reference to FirstEnergy’s Form 10-K filed February 20, 2018, Exhibit 3.2, File No. 333-21011)

4.3*	Form of Common Stock Certificate (incorporated by reference to FirstEnergy’s Form S-3 filed November 24, 1997, Exhibit 4(c), File No. 333-40063)

5.1	Opinion of Jones Day

10.1*	Preferred Stock Purchase Agreement, dated as of January 22, 2018, by and between the Company and the Preferred Investors party thereto (incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 22, 2018, Exhibit 10.1 File No. 333-21011))

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Jones Day (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney

24.2	Power of Attorney

*	Incorporated by reference herein as indicated.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be a part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on March 7, 2018.

FIRSTENERGY CORP.

By:	/s/ Charles E. Jones
Charles E. Jones
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of March 7, 2018:

Signatures	Title

/s/ Charles E. Jones Charles E. Jones	President, Chief Executive Officer and Director (Principal Executive Officer)

* Steven E. Strah	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

* Jason J. Lisowski	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

* George M. Smart	Chairman of the Board

* Paul T. Addison	Director

* Michael J. Anderson	Director

Signatures	Title

* William T. Cottle	Director

* Steven J. Demetriou	Director

* Julia L. Johnson	Director

* Donald T. Misheff	Director

* Thomas N. Mitchell	Director

* James F. O’Neil III	Director

* Christopher D. Pappas	Director

* Sandra Pianalto	Director

* Luis A. Reyes	Director

* Jerry Sue Thornton	Director

*	The undersigned by signing his name hereto does sign and execute this registration statement on Form S-3 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ Charles E. Jones
Charles E. Jones
Attorney-in-Fact
March 7, 2018